UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2013

PARKER DRILLING COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 15, 2013, Parker Drilling Company (the “Company” or “we”) announced that it had reached a proposed settlement in connection with previously reported investigations by United States Department of Justice (DOJ) and United States Securities and Exchange Commission (SEC), and would recognize a charge of $15.85 million, or $0.13 per diluted share, for the fourth quarter of 2012 associated with the proposed settlement. The Company also provided an update regarding its expectations for results for the fourth quarter of 2012, including that it expects to report a net loss for the fourth quarter of between $0.03 and $0.05 per diluted share, excluding the impact of the settlement with the DOJ and SEC.

Additional information relating to the proposed settlement is set forth under Item 7.01 and is incorporated herein by reference.

A copy of the Company’s press release dated February 15, 2013 is filed as exhibit 99 to this report, and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

As previously disclosed in our SEC filings, we have engaged in settlement discussions with the DOJ and the SEC related to parallel investigations that they conducted regarding possible violations of U.S. law, including the Foreign Corrupt Practices Act (FCPA), by us. In particular, the DOJ and the SEC investigated certain of our operations relating to countries in which we currently operate or formerly operated, including Kazakhstan and Nigeria. We fully cooperated with the DOJ and SEC investigations and conducted an internal investigation into potential customs and other issues in Kazakhstan and Nigeria. Subject to court and regulatory approvals, we have reached agreement in principle regarding a proposed settlement of these matters with the DOJ and the staff of the SEC. However, the proposed agreement in principle with the DOJ and the staff of the SEC relating to investigations of our possible violations of the Foreign Corrupt Practices Act may not become final in its proposed form and could be materially more adverse to us than currently anticipated.

Under the terms of the proposed resolution with the DOJ, it is expected that the Company would enter into a deferred prosecution agreement (DPA), under which the DOJ would defer for three years prosecuting the Company for criminal violations of the anti-bribery provisions of the FCPA relating to the Company’s retention and use of an individual agent in Nigeria with respect to certain customs-related issues, in return for: (i) the Company’s acceptance of responsibility for, and agreement not to contest or contradict the truthfulness of, the statement of facts and allegations to be filed in a United States District Court concurrently with the DPA; (ii) the Company’s payment of an approximately $11.76 million fine; (iii) the Company’s reaffirming its commitment to compliance with the FCPA and other applicable anti-corruption laws in connection with the Company’s operations, and continuing cooperation with domestic and foreign authorities in connection with the matters that are the subject of the DPA; (iv) the Company’s commitment to continue to address any identified areas for improvement in the Company’s internal controls, policies and procedures relating to compliance with the FCPA and other applicable anti-corruption laws if, and to the extent, not already addressed; and (v) the Company’s agreement to report to the DOJ in writing annually during the term of the DPA regarding remediation of the matters that are the subject of the DPA, implementation of any enhanced internal controls, and any evidence of improper payments the Company may have discovered during the term of the agreement. If the Company remains in compliance with the terms of the DPA throughout its effective period, the charge against the Company would be dismissed with prejudice.

Under the terms of the proposed resolution with SEC, the staff of the SEC has agreed to recommend to its governing Commission that the SEC enter into a settlement with the Company, pursuant to which the SEC will file a civil complaint in a United States District Court charging the Company with violations of the anti-bribery, books and records and internal control provisions of the FCPA, and the Company would consent to the entry of a final judgment of permanent injunction barring future violations of the anti-bribery, books and records and internal controls provisions of the FCPA. The Company also would agree to the payment of disgorgement of approximately $3.05 million and prejudgment interest of approximately $1.04 million, for a total of approximately $4.09 million. The proposed agreement with the SEC would not require the payment of a civil monetary fine, and neither the proposed agreement with the DOJ nor the proposed agreement with the SEC would require the appointment of a monitor to oversee the Company’s activities or compliance with applicable laws.

The agreement in principle is contingent upon the parties’ preparation and agreement on the language of the settlement documents, approval of the civil settlement by the SEC’s governing Commission and by a United States District Court. There can be no assurance that this proposed settlement will be finalized, or finalized on the terms currently agreed in principle, and we cannot provide assurances regarding if and when the court and/or the SEC’s governing Commission will approve the settlement.

If one or both of these approvals do not occur, the Company may enter further discussions with the DOJ and/or the SEC to resolve the investigated matters on different terms and conditions; such terms and conditions could include any of a broad range of civil and criminal sanctions under the FCPA and other laws and regulations, which they may seek to impose against corporations and individuals in appropriate circumstances. These include, but are not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. Any such disgorgement, fines, penalties, interest or other associated costs could be materially higher than the amounts that we have currently accrued. The DOJ and the SEC have entered into agreements with, and obtained a range of sanctions against, several public corporations and individuals arising from allegations of improper payments and deficiencies in books and records and internal controls, whereby civil and criminal penalties were imposed. Recent civil and criminal settlements have included multi-million dollar fines, deferred prosecution agreements, guilty pleas, and other sanctions, including the requirement that the relevant corporation retain a monitor to oversee its compliance with the FCPA. In addition, corporations may have to end or modify existing business relationships. The Company could also face fines, sanctions and other penalties imposed by other regulatory authorities or in other legal actions. Any such fines, sanctions or penalties could impact the Company’s business operations and assets, particularly in jurisdictions outside the United States, and could have a material adverse impact on our business, results of operations, financial condition and liquidity.

As previously disclosed, we have taken and continue to take certain steps to enhance our existing anti-bribery compliance efforts, including retaining a full-time Chief Compliance Officer who reports to the Chief Executive Officer and Audit Committee and full-time staff to assist him; adopting revised FCPA policies, procedures, and controls; increasing training and testing requirements; strengthening contractual provisions for our service providers that interface with foreign government officials; improving due diligence and continuing oversight procedures for the review and selection of such service providers; and implementing a compliance awareness improvement initiative that includes issuance of periodic anti-bribery compliance alerts. We will continue to emphasize the importance of compliance and ethical business conduct.

The Company recorded a charge of $15.85 million associated with the proposed settlement with the DOJ and SEC for the fourth quarter of 2012. Such charge, which is included in general and administrative expenses, is subject to change based on the results of any final settlement with DOJ and SEC relating to these matters.

Item 9.01	Exhibits

99	Press release dated February 15, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: February 15, 2013

	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer